Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

McEwen Mining Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, no par value	457(c) and 457(f)(1) (2)	2,208,688	N/A	$19,878,184	0.00014760	$2,934.02
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$19,878,184		$2,934.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,934.02

(1)
Represents the maximum number of shares of McEwen Mining Inc. (“McEwen”) common stock, no par value for share (“McEwen common stock”), estimated to be issuable or subject to stock-based awards that may be assumed by the registrant upon the completion of the merger of Lookout Merger Sub, Inc., a wholly owned subsidiary of McEwen (“Merger Sub”), with and into Timberline Resources Corporation (“Timberline”), with Timberline as the surviving corporation, described in the proxy statement/prospectus contained herein. The number of shares of McEwen common stock being registered is based on (a) the sum of (i) 189,998,710 shares of common stock, par value $0.001 per share, of Timberline (“Timberline common stock”) issued and outstanding as of May 20, 2024, (ii) 2,550,000 shares of Timberline common stock, that may be issued pursuant to the exercise of an option (each exercisable for one share of common stock) at an exercise price of $0.08 per share, (iii) 1,535,000 shares of Timberline common stock, that may be issued pursuant to the exercise of an option (each exercisable for one share of common stock) at an exercise price of $0.25 per share, (iv) 3,750,000 shares of Timberline common stock issuable upon the exercise of 3,750,000 warrants to purchase such common stock (each exercisable for one share of common stock) at an exercise price of $0.12 per share, (v) 7,285,000 shares of Timberline common stock issuable upon the exercise of 7,285,000 warrants to purchase such common stock (each exercisable for one share of common stock) at an exercise price of $0.08 per share, and (vi) 15,750,000 shares of Timberline common stock issuable upon the exercise of 15,750,000 warrants to purchase such common stock (each exercisable for one share of common stock) at an exercise price of $0.06 per share multiplied by (b) the exchange ratio of 0.01 of a share of McEwen common stock for each share of Timberline common stock.

(2)
Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $0.09, the average of the high and low prices for shares of Timberline common stock as reported on the Over-The Counter Quotation Bureau on May 20, 2024, multiplied by (ii) 220,868,710 (which represents the estimated maximum number of shares of Timberline common stock that may be exchanged in the merger, as described in footnote (1) above).

(3)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.